EXHIBIT 99.1

Investor Relations contact: Jeffrey P. Harris Tel: 415-278-7933 investor_relations@gymboree.com Media Relations contact: Mark Mizicko Tel : 415-278-7503 media_relations@gymboree.com

The Gymboree Corporation Reports First Quarter 2010 Results

San Francisco, Calif., May 19, 2010 – The Gymboree Corporation (NASDAQ: GYMB) today reported earnings of $29.2 million or $0.99 per diluted share for the first fiscal quarter ended May 1, 2010.  This compares to earnings of $21.8 million or $0.74 per diluted share for the same period of the prior year.

Net sales from retail operations for the fiscal quarter ended May 1, 2010, totaled $250.0 million, a 10% increase from $228.0 million in net sales from retail operations for the first fiscal quarter of the prior year.  As previously reported, comparable store sales from retail operations for the first fiscal quarter increased 2% versus the same period last year.  Total net sales for the first fiscal quarter were $252.8 million, a 10% increase compared to total net sales of $230.9 million for the first fiscal quarter last year.

Gross margin for the first fiscal quarter was 51.5% of sales, an improvement of over 400 basis points compared to the prior year rate of 47.4%.  Selling, General and Administrative (SG&A) expenses were $81.5 million for the first fiscal quarter compared to $73.3 million for the same fiscal quarter of the prior year.  SG&A expenses as a percentage of sales were 32.2% versus 31.8% for the first quarter of the prior year.  Operating income increased to $48.7 million or 19.2% of sales compared to $36.2 million or 15.7% of sales for the first fiscal quarter of 2009.

Business Outlook

For the second fiscal quarter of 2010, the Company expects relatively flat comparable store sales performance versus the same period of the prior year. The Company expects earnings for the second fiscal quarter in the range of $0.30 to $0.34 per diluted share.

Management Presentation

The live broadcast of the discussion of first quarter 2010 earnings results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, May 19, 2010.  To listen to the live broadcast over the Internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.”  A replay of the call will be available two hours after the broadcast through midnight ET, Wednesday, May 26, 2010, at 800-642-1687, passcode 54962271, as well as archived on our Web site at the same location as the live Web cast.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of May 1, 2010, the Company operated a total of 987 retail stores: 632 Gymboree® stores (595 in the United States, 34 in Canada, 2 in Puerto Rico and 1 in Australia), 146 Gymboree Outlet stores, 118 Janie and Jack® shops and 91 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 673 franchised and Company-operated Gymboree Play & Music® centers in the United States and 32 other countries.

Forward-Looking Statements

The foregoing financial information for the first fiscal quarter ended May 1, 2010, is unaudited and subject to quarter-end and year-end adjustment.  The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including increasing levels of unemployment and consumer debt, volatility in the financial markets, recessionary economic conditions, customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 30, 2010. These forward-looking statements reflect The Gymboree Corporation’s expectations as of May 19, 2010.  The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, Crazy 8, and Gymboree Play & Music are registered trademarks of The Gymboree Corporation.

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EXHIBIT A

THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and operating data)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	May 1,	May 2,
	2010	2009

Net sales:
Retail	$249,992	$227,980
Play & Music	2,834	2,895
Total net sales	252,826	230,875
Cost of goods sold, including
buying and occupancy expenses	(122,652)	(121,346)
Gross profit	130,174	109,529
Selling, general and administrative expenses	(81,515)	(73,345)
Operating income	48,659	36,184
Other income	29	307
Income before income taxes	48,688	36,491
Income tax expense	(19,502)	(14,684)
Net income	$29,186	$21,807

Net income per share:
Basic	$1.02	$0.77
Diluted	$0.99	$0.74

Weighted average shares outstanding:
Basic	28,576	28,447
Diluted	29,509	29,455

Operating Data:
Stores Open at the Beginning of the Period	953	886
New Stores	35	15
Closed Stores	(1)	-
Stores Open at the End of the Period	987	901

Gross Store Square Footage	1,960,000	1,763,000
Merchandise Inventories per Square Foot	$56	$57

Supplemental Financial Information:
Depreciation and amortization	$9,586	$8,983
Interest income, net	$2	$247
Stock-based compensation	$4,561	$3,874

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 1,	January 30,	May 2,
	2010	2010	2009

Current Assets
Cash and cash equivalents	$270,663	$257,672	$150,190
Accounts receivable	14,985	9,911	24,624
Merchandise inventories	110,044	121,133	100,242
Prepaid expenses and deferred taxes	29,188	19,778	26,868
Total current assets	424,880	408,494	301,924

Property and Equipment, net	212,971	205,461	204,628
Deferred Taxes and Other Assets	21,545	22,175	21,695

Total Assets	$659,396	$636,130	$528,247

Current Liabilities
Accounts payable	$39,198	$46,470	$28,252
Accrued liabilities	66,937	69,295	56,632
Income tax payable	7,512	5,381	8,063
Total current liabilities	113,647	121,146	92,947

Long-Term Liabilities
Lease incentives and other liabilities	78,321	76,231	75,683

Stockholders' Equity	467,428	438,753	359,617

Total Liabilities and Stockholders' Equity	$659,396	$636,130	$528,247